Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ISSUES SECOND QUARTER EARNINGS UPDATE

Expects Revenues of $98 Million and Record Earnings Per Share of $0.21

Increases 2004 Guidance for Diluted Earnings Per Share to $0.84 to $0.87

Announces Second Quarter Earnings Release Date of August 3, 2004

Buffalo Grove, IL, July 13, 2004 – Option Care, Inc. (Nasdaq: OPTN), today announced that the company expects to exceed consensus estimates for both revenues and earnings per share for the second quarter of 2004. The company expects revenues of approximately $98 million and diluted earnings per share of $0.21. The company also raised its diluted earnings per share guidance range to $0.84 to $0.87 for 2004 compared to previously issued guidance of $0.75 to $0.80.

Raj Rai, Option Care’s chief executive officer commented, “We are extremely pleased with our preliminary results for the second quarter.  Our sustained focus on sales and business development is generating solid growth from a broad spectrum of therapies within our home infusion and specialty pharmacy services.  In addition, we continue to control operating expenses. Our cash flow from operations continues to be strong and our overall cash position has doubled to over $12 million from the end of the first quarter.”

Rai further commented, “We will remain focused on growth initiatives throughout the remainder of the year, both organically and with opportunistic acquisitions.  Due to our stronger than expected performance in the second quarter, we are comfortable increasing our full year 2004 earnings per share guidance range to $0.84 to $0.87 with a possibility of further revision provided certain positive developments materialize.”

Second Quarter Conference Call

The Company will be hosting a conference call on Tuesday, August 3, 2004 to review the financial results for the second quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 237-9752, participant passcode 43372174.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 70587230.  The playback will be available until midnight on August 7, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com